Exhibit 10.19

CITYNET TELECOMMUNICATIONS, INC.
8405 Colesville Road
Silver Spring, Maryland  20910

October 28, 2003

Universal Access Global Holdings Inc. Sears Tower 233 South Wacker Drive Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is made to the Maintenance Agreement, dated as of July 23, 2003 (as amended, supplemented or otherwise modified from time to time, the “Maintenance Agreement”), between Universal Access, Inc. (“UAI”) and CityNet Telecommunications, Inc. (“CityNet”).  This letter shall evidence the agreement of Universal Access Global Holdings Inc. (“UAGH”), UAI (together with UAGH, “UAXS”) and CityNet to terminate the Maintenance Agreement and allocate the financial responsibility of certain other items upon the terms and subject to the conditions set forth herein.

1.                           Termination of Maintenance Agreement.  The Maintenance Agreement shall be terminated (automatically and without further notice to or consent of either party thereto) at 11:59 P.M. (Chicago time) on November 30, 2003 or such earlier date as UAI shall specify in writing to CityNet (the “Service Termination Time”).  From the date hereof through and including the Service Termination Time, CityNet shall continue to deliver to UAI all monitoring services contemplated by the Maintenance Agreement in accordance with the terms thereof.  From and after the Service Termination Time, CityNet shall have no further obligation to UAXS under the Maintenance Agreement.

UAXS hereby acknowledges and agrees that, from and after the effectiveness of this letter agreement through the Service Termination Time, CityNet’s only liability under the Maintenance Agreement shall be to provide monitoring services.  In furtherance of the foregoing (and not in limitation thereof), it is expressly acknowledged and agreed that UAXS shall be solely obligated to perform all jet washing maintenance required from and after July 24, 2003 with respect to the fiber rings purchased by it from CityNet; provided that CityNet shall remain solely liable for any penalties incurred by UAXS because of the breach by CityNet of any of its jet washing obligations owing prior to the date hereof.

2.                           Termination Fee.  In consideration of the agreement of CityNet to provide service through the Service Termination Time and to terminate the Maintenance Agreements at the Service Termination Time, UAXS shall pay to CityNet a termination fee in the amount equal to $90,000 (the “Termination Fee”).  The Termination Fee shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided on

Schedule C hereto and shall be made within one business day following the date this letter agreement has been executed by both parties.

The payment of the Termination Fee shall constitute the full and final settlement and satisfaction of all amounts owing from CityNet to UAXS and all amounts owing from UAXS to CityNet (in each such case) as of the date hereof, other than (x) any amounts owing hereunder or otherwise described herein and (y) amounts owing pursuant to, or contemplated by, the Stock Purchase Agreement, dated as of July 23, 2003, between CityNet Telecommunications, Inc. and Universal Access Global Holdings, Inc., as the same has been or may be amended, supplemented or otherwise modified from time to time.  For purposes of clarification, it is understood and agreed that the payment of the Termination Fee shall constitute full and final settlement and satisfaction of all claims by CityNet and UAXS for payment and/or reimbursement due on account of services rendered through the date hereof by employees of CityNet or UAXS (as the case may be) to the other, whether pursuant to the letter agreement, dated as of July 23, 2003, or otherwise.

3.                           MCI Obligation.  Certain of the services provided by CityNet to UAXS under the Maintenance Agreement were outsourced by CityNet to WORKNET INC (“WORKNET”) and provided by WORKNET pursuant to an agreement with CityNet (the “WORKNET Agreement”).  In reliance upon UAXS’ agreements herein, CityNet has entered into a letter agreement with WORKNET (the “WORKNET Termination Agreement”; a copy of which is attached hereto as Exhibit A), providing for the termination of the WORKNET Agreement upon the terms and subject to the conditions set forth therein and, among other things, providing for CityNet to incur the MCI Obligation (as defined in the WORKNET Termination Agreement).

UAXS hereby agrees to assume the obligations of CityNet on account of the MCI Obligation (as defined in the WORKNET Termination Agreement).  UAXS hereby further agrees to indemnify CityNet against, and to hold harmless CityNet from, any and all obligations, liabilities and expenses incurred by CityNet on account of the MCI Obligation or otherwise as a result of the breach or default by UAXS of its obligations under this Section 3.

4.                           Purchase of Equipment:  UAXS hereby agrees to pay to CityNet the amount equal to $50,000 as payment in full for the purchase by UAXS of the equipment listed on Schedule A hereto (including, regardless of whether listed on Schedule A, all equipment acquired by CityNet from WORKNET pursuant to the WORKNET Termination Agreement) (the “Monitoring Equipment”).  Such payment shall be made without setoff or counterclaim in immediately available funds on or prior to the Service Termination Time.  At the Service Termination Time, title to the Monitoring Equipment shall pass to UAXS without further act on the part of any party and free from liens and other encumbrances.  CityNet shall use its best efforts to obtain from WORKNET or shall itself provide (in either such case, at the sole cost and expense of UAXS) such evidence as UAXS may from time to time reasonably request to evidence UAXS’ title to the Monitoring Equipment.

Promptly following the Service Termination Time, UAXS shall (at its sole cost and expense) remove from the WORKNET Data Center in Naperville, Illinois all Monitoring Equipment that is identified on Schedule A as being located at such location (the “NOC Equipment”).  Neither CityNet nor WORKNET makes any representation or warranty concerning the condition or usability of the Monitoring Equipment, except that WORKNET has represented and warranted that the NOC Equipment has been in proper working order for the period of 30 days ending on October 10, 2003.

Schedule B identifies the software used by WORKNET in connection with the Monitoring Equipment that has been licensed by WORKNET under a licensing agreement that does not permit the assignment by WORKNET of the relevant license without consent of the licensor.  Unless CityNet has received written evidence (which evidence CityNet shall promptly forward to WORKNET) that the licensor of such software has approved its transfer to UAXS (through CityNet), WORKNET shall have the right to remove such software from the relevant Monitoring Equipment prior to its delivery to UAXS.  CityNet shall cooperate with UAXS (including, without limitation, by seeking assistance from WORKNET to the extent contemplated by the WORKNET Termination Agreement) in obtaining consent to the transfer of such licenses, provided that such cooperation shall not require out-of-pocket expenditures by CityNet or WORKNET or otherwise become unduly burdensome to CityNet or WORKNET.  Any sales or transfer taxes due on account of the transfer of the Monitoring Equipment shall be the obligation of UAXS and shall be paid to CityNet (or its designee) within seven business days following receipt by WORKNET of a reasonably detailed invoice for such taxes.

5.                           Other Obligations.  UAXS hereby acknowledges and agrees that:

(a)                      Assumption.  UAXS shall be liable for the following costs and expenses from and after July 24, 2003 (or, in the cases of clauses (v) through (ix) below, from and after the date hereof):

(i)                         telephone services being provided to UAXS’ office in Silver Spring, Maryland by Verizon (PRI line, analog lines and data circuit under three accounts) at a base cost of approximately $2,500 per month (plus any applicable usage and similar charges); provided that UAXS will only be liable for seventy five percent of the charges identified in this clause (i) for the period from July 24, 2003 through December 31, 2003;

(ii)                      internet connectivity being provided to UAXS’ office in Silver Spring, Maryland by Qwest at a cost of $3,986 per month and for a term expiring on July 2004; provided that UAXS’ liability on account of this clause will only be for seventy five percent of the charges identified in this clause (ii), and UAXS’ liability shall only cover periods from July 24, 2003 through December 31, 2003;

(iii)                   long distance telephone service being provided to UAXS’ office in Silver Spring, Maryland by Qwest; provided that UAXS will only be liable for seventy five percent of the charges identified in this clause (iii) for the period from July 24, 2003 through December 31, 2003;

(iv)                  the lease of one photocopier from IOS Capital at a cost of $571.20 per month (plus any usage charges) and for a term expiring on April 2004; and

(v)                     facilities locating services being provided by Northern Lights for the network in Indianapolis, Indiana at a cost of $1,500 per month;

(vi)                  facilities locating services being provided by John Cooke for the network in Albuquerque, New Mexico at a cost of $275.00 per day;

(vii)               excavation notification services being provided by New Mexico One Call for the network in Albuquerque, New Mexico of $51.00 per quarter;

(viii)            excavation notification services being provided by IUPPS for the network in Indianapolis, Indiana of $50.00 per quarter;

(ix)                    warehousing of disaster recovery system and materials in Indianapolis, Indiana with JD Harris in the amount of $2,400.00 per month.

For amounts owing on the obligations described above from and after October 16, 2003, UAXS shall pay CityNet within five business days following receipt from CityNet of a reasonably detailed invoice therefore.  UAXS shall cooperate in good faith with CityNet to cause the counterparty to the relevant agreements to acknowledge such assumption and to release CityNet from its relevant obligations thereunder, provided that such acknowledgement shall not cause UAXS to be liable for any amount greater than that which would have been due as reimbursement to CityNet in the absence of such acknowledgement and that obtaining such acknowledgement shall not be unreasonably burdensome to UAXS.

(b)                     Reimbursement.  UAXS hereby agrees to pay to CityNet the amount of  $15.453.88 on account of the obligations described in clause (a) above for the period from July 24, 2003 through October 15, 2003 (as more specifically detailed on Schedule C hereto).   Such payment is in full and final settlement and satisfaction of all claims by CityNet for such items during such period, subject to the last sentence of this clause (b).  Such amount shall be paid to CityNet within five business days following the date this letter agreement is executed by both parties.  Nothing contained herein shall be deemed to release UAXS from liability for any amounts owing on account of obligations described in clause (a) above for which CityNet receives invoices after October 15, 2003 (regardless of whether the obligation accrued prior to such date).

(c)                      Office Lease.  UAXS hereby acknowledges and agrees that it is obligated to assume the obligations of CityNet on account of CityNet’s lease of office space at 8405 Colesville Road in Silver Spring, Maryland (the “Office Space”) and to make available to CityNet up to 50% of the Office Space free of charge through July 23,

2004.  Notwithstanding the foregoing, CityNet will vacate the Office Space upon not less than 30 days prior written notice in the event that UAXS subleases the Office Space or terminates the lease with respect to the Office Space and, as a result thereof, will no longer be able to provide such space to CityNet; provided, however, that UAXS will continue to make available to CityNet at least two private offices in the Office Space free of charge through July 23, 2004 in the event that UAXS continues to occupy any material portion of the Office Space following such sublease or termination.

UAXS hereby further agrees to take such action as CityNet may from time to time reasonably request in order to cause CityNet to be released from its obligations under that lease; provided that UAXS shall not be required to pay any amounts (other than payment of amounts due under such lease) to encourage the landlord to effect such release.  In the alternative, CityNet may request that UAXS enter into a sublease agreement with CityNet that mirrors the terms in all material respects of CityNet’s primary lease.  Until such time (if any) as CityNet has been so released, UAXS shall be obligated to reimburse CityNet for all amounts paid by CityNet pursuant to such lease, with such reimbursement to be made in arrears within 10 business days following receipt from CityNet of a reasonably detailed invoice for such amounts.

6.                           Miscellaneous.

(a)                      Governing Law.  This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, excluding its choice of law principles.

(b)                     No Assignments.  This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that, except to the extent explicitly provided for herein, neither party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party.

(c)                      Notices.  Any notice, request, demand or other communication required or permitted under this letter agreement shall be given in writing and shall be deemed to have been duly given (i) upon receipt, if delivered in person, (ii) upon confirmation of receipt, if delivered by telecopier, (iii) on the second following business day, if sent by overnight mail or overnight courier or (iv) three days after such notice is mailed by certified or registered mail, return receipt requested, postage prepaid.  Any such notice, request, demand or other communication that is to be delivered by overnight mail, overnight courier, or certified or registered mail shall be addressed to the relevant party at the address set forth below (or such other address as may be notified to the other party in accordance with the terms of this provision):

If to CityNet:	CityNet Telecommunications, Inc. 8405 Colesville Road – 6th Floor Silver Spring, Maryland 20910 Attention: General Counsel

Facsimile: 301/608-8121

If to UAXS:	Universal Access Global Holdings Inc. 233 South Wacker Drive Chicago, Illinois 60606 Attention: Chief Financial Officer Facsimile: 312/622-2224

with a copy to:	Universal Access Global Holdings Inc. 233 South Wacker Drive Chicago, Illinois 60606 Attention: Legal Department Facsimile: 312/660-1290

(d)                     Entire Agreement.  This letter agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof.

(e)                      Amendments.  This letter agreement may be modified or amended only in a writing dated on or subsequent to the date hereof and signed by both parties hereto.

(f)                        Interpretation.  The parties acknowledge that each party and its counsel has received and approved of this letter agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

(g)                     No Waiver.  The failure of either party to enforce any provision of this letter agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this letter agreement.

(h)                     Effectiveness.  This letter agreement shall become effective and binding upon the parties on the date upon which this letter agreement has been duly executed by both UAXS and CityNet.

Please evidence your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this letter agreement shall be deemed to be binding upon the parties hereto.

Very truly yours,

CityNet Telecommunications, Inc.

		By:	/S/ Charles H. F. Garner
Name: Charles H. F. Garner Title: President

ACKNOWLEDGED AND AGREED as of November 20, 2003:

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

By:	/S/ Scott Layman
Name: Scott Layman Title: COO

SCHEDULE A

Monitoring equipment used by WORKNET to provide services to CityNet

Located at the WORKNET Data Center in Naperville, Illinois “NOC Equipment”		Serial Number

1)	Compaq Proliant Server with 3 hard drives	R216FRW10002

2)	Cisco 2600 Router	JAB040584EB

3)	Acterna modem (qty 2)	N/A

Located at CityNet location in New Mexico

1)	Acterna RTU	721

2)	Cisco 2501 Router	250136129

3)	APCC Smartups	AS0211212306

4)	Adtran TSU	N/A

5)	Acterna modem	N/A

Located at CityNet location in Indianapolis

1)	Acterna RTU	790

2)	Cisco 2501 Router	250985870

3)	Adtran TSU	N/A

4)	Acterna modem	N/A

SCHEDULE B

Software Licenses for services provided by WORKNET to CityNet

Licensing Agreements

1)	Veritas Netbackup Data Center Agents Version 4.5
File System Agent
Open File System Agent

2)	Acterna Atlas Server Licensing Version 3.04
Server access license
Client access license
Web access license

3)	Microsoft Windows 2000 Server License

4)	Symantec PC Anywhere Version 10.5

SCHEDULE C

CityNet Telecommunications, Inc.	Invoice
8405 Colesville Road
6th Floor	Date	Invoice #
Silver Spring, MD 20910	10/14/2003	2003 820

Bill To:
Universal Access Holdings Inc. c/o Scott Layman Sear Tower 23 S. Wacker Drive, 6th Floor Chicago, IL 60606

	Description	Amount

	Office Related Reimbursements
	Verizon wireless - Cyrus Bamji & Emilio Pardo (August & September)	$1,598.09
	Verizon - PRI Line for (August,September & October)	$5,032.35
	Verizon - Analog Lines (August, September & October)	$1,275.66
	Verizon - T1 Circuit (August & September)	$955.84
	Quest - Long Distance Service (August & September) Net of Int. Calls	$1,714.94
	Quest - Internet Access (August & September)	$7,972.00
	IOS - Copier Lease (August & September)	$1,142.40

	Less: 25% Credit - Allowable Telecom Expenses	$(4,237.70)

Payable upon receipt	TOTAL	$15,453.58

Wiring Instructions:	Bank Name: Bank of America, NA BNF: CityNet Telecommunications, Inc. Account Number: 0039 3055 9958 Bank ABA: 052 001 633

Exhibit A

CityNet Telecommunications, Inc.
8405 Colesville Road
Silver Spring, Maryland  20910

October 21, 2003

WORKNET INC 600 East Diehl Rd Naperville, Illinois 60563

Ladies and Gentlemen:

Reference is made to Master Service Agreement #1471, dated February 27, 2002, between WORKNET INC (“WORKNET”) and CityNet Telecommunications, Inc. (“CityNet”) (together with all exhibits, addenda, appendices, schedules and other documents, instruments and agreements delivered pursuant thereto or in connection therewith, the “Agreements”).  This letter shall evidence the agreement of WORKNET and CityNet to terminate the Agreements upon the terms and subject to the conditions set forth herein.

7.               Termination of Agreements. Provided that, on or prior to the second business day prior to the Service Termination Time (as defined below), CityNet has paid to WORKNET the termination fee described in Section 2 below and furnished either the letter of credit or the release contemplated by Section 3 below, the Agreements shall be terminated (automatically and without further notice to or consent of either party thereto) at 11:59 P.M. (Chicago time) on November 30, 2003 or such earlier date as CityNet shall specify in writing to WORKNET (the “Service Termination Time”). If CityNet fails to satisfy the requirements for termination of the Agreements set forth in the preceding sentence, this letter Agreement shall be null and void and the Agreements shall remain in full force and effect, with any amounts paid under this letter agreement being credited against amounts from time to time payable under the Agreements.  Until the Service Termination Time, WORKNET shall continue to deliver to CityNet all services contemplated by the Agreements in accordance with the terms thereof.  From and after the Service Termination Time, WORKNET shall have no further obligation to CityNet under the Agreements, other than the obligation to make available the Monitoring Equipment (as defined below) in accordance with the terms described in this letter.

8.               Termination Fee.  In consideration of the agreement of WORKNET to provide service in accordance with the terms hereof and to terminate the Agreements at the Service Termination Time, CityNet shall pay to WORKNET a termination fee in the amount of $100,000.  Such termination fee shall be paid by wire transfer of immediately available funds to:

Private Bank and Trust Company
Chicago, Illinois
ABA No. 071006486
For Credit to the Account of WORKNET INC
Account No. 110952

Such wire transfer shall be made within one business day following the effectiveness of this letter agreement.  Payment of such termination fee and the performance by CityNet of the MCI Obligation (as defined in Section 3 below) shall constitute payment in full by CityNet of all amounts owing to WORKNET under the Agreements (including, without limitation, (x) any arrearages outstanding on the date hereof, (y) all amounts due and payable through the Service Termination Time and (z) all fees and other amounts payable on account of the early termination of the Agreements.  WORKNET knows of no other liabilities or obligations owing by CityNet or any its subsidiaries to WORKNET or any of its subsidiaries.

9.               MCI Obligation.  WORKNET currently is party to the MCI WorldCom On-Net Service Agreement, with execution date as of May 24, 2002, between MCI WorldCom Communications, Inc. (“MCI”) and WORKNET (the “MCI Contract”), and has delivered to MCI thereunder order documentation with respect to the circuits described on Schedule A hereto (the “Circuit Orders”; together with the MCI Contract, the “MCI Documents”).  WORKNET has previously provided to CityNet a complete and correct copy of the MCI Contract.  WORKNET does not have copies of the Circuit Orders and has been unable to obtain copies from MCI; however, to the best knowledge of WORKNET, the descriptions on Schedule A hereto accurately summarize (after giving effect to all amendments, supplements and other modifications thereto through the date hereof) in all material respects the Circuit Orders.  The MCI Contract has not been amended, supplemented or otherwise modified since such delivery to CityNet and WORKNET will not amend, supplement or otherwise modify the MCI Documents between the date hereof and December 1, 2003 without the prior written consent of CityNet.

The MCI Contract provides for a minimum purchase commitment by WORKNET of approximately $36,000 per year (net of taxes) and expires on May 31, 2005 (it being understood that, as detailed on Schedule A hereto, certain circuits thereunder expire after such date).  As detailed on Schedule A hereto, two circuits under the MCI Contract are utilized by WORKNET to service CityNet (the “CityNet Circuits”) and the three remaining circuits are utilized by WORKNET to service other customers.

As of the 11:59 P.M. (Chicago time) on November 30, 2003, (a) WORKNET shall be in compliance in all material respects with the terms of the MCI Documents, (b) WORKNET shall have paid to MCI all amounts that have then been billed by MCI under the MCI Documents for periods through and including November 30, 2003 (it being understood that WORKNET shall remain solely liable for amounts owing under the MCI Documents for periods through and including November 30, 2003) and (c) to the best knowledge of WORKNET, there shall be no disputes outstanding between WORKNET and MCI with respect to amounts claimed to be due under the MCI Documents.

During the period from December 1, 2003 through and including June 25, 2005, CityNet shall be obligated to reimburse WORKNET for the amounts that would have been payable by WORKNET to MCI on account of the CityNet Circuits (i.e., $1,535.27 per month plus applicable sales taxes) (the liability on account of such circuits, the “CityNet Portion”).  Such reimbursement shall be paid monthly, in arrears, within 30 days following the end of the month for which payment is due.  On or before the second business day prior to the Service Termination Time, CityNet shall deliver to WORKNET a standby letter of credit (in form and substance, and issued by an issuing bank, reasonably satisfactory to WORKNET and providing for multiple drawings upon certification by WORKNET that CityNet has not paid all or any part of the CityNet Portion when due) in a face amount equal to the aggregate amount of the CityNet Portion; provided that the face amount of such letter of credit may reduce monthly to reflect the diminution in the remaining unpaid CityNet Portion (it being understood that at no time shall the face amount of such letter of credit be less than the remaining unpaid CityNet Portion).  Notwithstanding the foregoing, (x) CityNet shall have no obligation to provide such reimbursement or to deliver such standby letter of credit to WORKNET if, on or prior to December 1, 2003, CityNet shall have caused MCI to fully release WORKNET in writing from all of its obligations to MCI for the period December 1, 2003 through June 25, 2005 on account of the CityNet Portion and shall have reduced the minimum purchase commitment required under the MCI Contract by at least $1,535.27 per month for the period December 1, 2003 through May 31, 2005 (such release and reduction, the “MCI Release”) and (y) WORKNET shall promptly (and, in any event, within 10 business days) return to CityNet any letter of credit previously provided by CityNet, and CityNet shall no longer be liable to provide such reimbursement, if CityNet obtains and delivers to WORKNET, on or after December 1, 2003,  the MCI Release and if CityNet shall have paid WORKNET all such reimbursements accrued from December 1, 2003 through the effective date of the MCI Release.  CityNet shall be liable to reimburse WORKNET for its reasonable litigation expense in enforcing the obligations under this Section 3.  CityNet’s obligations under this Section 3 are referred to herein as the “MCI Obligation.”

It is understood and agreed that the purpose of the MCI Obligation is to place WORKNET in the same economic position with respect to the MCI Documents as it would have been in if CityNet had continued to be liable under the Agreements.

Notwithstanding anything to the contrary contained herein, CityNet shall have the right to assign its rights and obligations under this Section 3 to a designee selected by CityNet who agrees in writing to assume such obligations and to be liable to WORKNET on account thereof; provided that (a) the form and substance of such assignment by CityNet and assumption by such designee is reasonably acceptable to WORKNET and (b) the identity of any designee selected by CityNet (other than Universal Access, Inc., which shall be deemed to be acceptable to WORKNET) shall be reasonably acceptable to WORKNET.  CityNet shall give prompt written notice to WORKNET of such assignment and assumption and, upon WORKNET’s approval thereof in accordance with the terms hereof, CityNet thereafter automatically (and without notice to or consent of any other party) shall be released from its obligations under this Section 3.

10.  Equipment:  At the Service Termination Time, title to the equipment listed on Schedule B hereto (including, regardless of whether listed on Schedule B, all equipment owned by WORKNET that is attached to the fiber optic rings in Albuquerque and Indianapolis formerly owned by CityNet) shall transfer to CityNet without further act on the part of any party and free from liens and other encumbrances (all such equipment, the “Monitoring Equipment”).  WORKNET shall (at the sole cost and expense of CityNet) provide to CityNet such evidence as CityNet may from time to time reasonably request to evidence CityNet’s title to the Monitoring Equipment.

At the Service Termination Time, WORKNET will package for transport all Monitoring Equipment listed on Schedule B listed thereon as being “Located at the WORKNET Data Center in Naperville, Illinois” (such Monitoring Equipment, the “NOC Equipment”).  Promptly thereafter, CityNet (or its designee) shall remove the NOC Equipment from the WORKNET premises.  WORKNET shall use reasonable care in packaging the NOC Equipment for transport.  WORKNET hereby represents and warrants that the NOC Equipment has been in proper working order for the period of 30 days ending on October 10, 2003, but otherwise makes no representations or warranties concerning the condition or usability of the NOC Equipment or any other Monitoring Equipment.

Schedule C identifies the software used by WORKNET in connection with the Monitoring Equipment that has been licensed by WORKNET under a licensing agreement that does not permit the assignment by WORKNET of the relevant license without consent of the licensor.  Unless CityNet has provided to WORKNET written evidence that the licensor of such software has approved its transfer to CityNet, WORKNET shall have the right to remove such software from the relevant Monitoring Equipment prior to its delivery to CityNet.  WORKNET shall cooperate with CityNet in seeking consent to the transfer of such licenses, provided that such cooperation shall not require out-of-pocket expenditures by WORKNET or otherwise become unduly burdensome to WORKNET.

Any sales or transfer taxes due on account of the transfer of the Monitoring Equipment and software shall be the obligation of CityNet and shall be paid to WORKNET within 10 business days following receipt by CityNet of a reasonably detailed invoice for such taxes.

11.   Miscellaneous.

(a)                      Governing Law.  This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, excluding its choice of law principles.

(b)                     No Assignments.  This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that, except to the extent explicitly provided for herein, neither party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party.

(c)                      Notices.  Any notice, request, demand or other communication required or permitted under this letter agreement shall be given in writing and shall be deemed to have been duly given (i) upon receipt, if delivered in person, (ii) upon confirmation of receipt, if delivered by telecopier, (iii) on the second following business day, if sent by overnight mail or overnight courier or (iv) three days after such notice is mailed by certified or registered mail, return receipt requested, postage prepaid.  Any such notice, request, demand or other communication that is to be delivered by overnight mail, overnight courier, or certified or registered mail shall be addressed to the relevant party at the address set forth below (or such other address as may be notified to the other party in accordance with the terms of this provision):

If to CityNet:	CityNet Telecommunications, Inc. 8405 Colesville Road – 6th Floor Silver Spring, Maryland 20910 Attention: General Counsel Facsimile: 301/608-8121

If to WORKNET:	WORKNET INC 600 East Diehl Rd Naperville, Illinois 60563 Attention: Jan Kratochvil Facsimile: 630/536-0401

(d)                     Entire Agreement.  This letter agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof.

(e)                      Amendments.  This letter agreement may be modified or amended only in a writing dated on or subsequent to the date hereof and signed by both parties hereto.

(f)                        Interpretation.  The parties acknowledge that each party and its counsel has received and approved of this letter agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

(g)                     No Waiver.  The failure of either party to enforce any provision of this letter agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this letter agreement.

(h)                     Effectiveness.  This letter agreement shall become effective and binding upon the parties on the date upon which this letter agreement has been duly executed by WORKNET and returned to CityNet.

Please evidence your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this letter agreement shall be deemed to be binding upon the parties hereto.

Very truly yours,

CityNet Telecommunications, Inc.

By:
Name: Charles H. F. Garner
Title: President

ACKNOWLEDGED AND AGREED as of the date first written above:

WORKNET INC

By:
Name:
Title:

SCHEDULE A

MCI Summary

Overall Contract:	Annual Volume Commitment:		$36,000
	Term:	6/1/02 - 5/31/05	36 Months: 6/1/02 – 5/31/05

	#1	#2	#3	#4	#5
Generic Description:	Citynet#1	Citynet #2	BOTCC	CSFB / BOTCC Local	CSFB	WN Total
Account Number:	108330	71244	9150155147	100105	9150162562
		W0H-92946
	W0G80318, W0G80328,	(XDGS101838NB), W0H–		1XCBT DDBJ0001,
Circuit ID’s:	W0G81285	92946	W0E99296	1XDDBJ2CC 0001	W0F49235

	Naperville: 128KB Frame	Indy: Frame Local Access, 64K Frame Relay, PVC for	DS1 Metro Private Line	DS1 Pt to Pt BOTCC Chicago	DS1 Metro Private Line CSFB
Detail Descriptions:	Relay, PVC Indy, PVC Nmex	Naperville	BOTCC Chicago to WN DC	to WN DC	Chicago to WN DC

	Naperville Local Access Frame Relay, New Mexcio Local Access Frame Relay, New Mexico Frame Relay w/ PVC Naperville			DS1 Pt to Pt WNDC to CSFB Chicago

Start Date	5/30/2002	2/17/2003	6/23/2001	Month to	10/9/2001
End Date	6/25/2005	5/31/2005	6/25/2005	Month	6/25/2005

Service Cost	$1,089.16	$446.11	$468.77	$751.80	$482.55	$3,238.39
Taxes	$224	$74	$64	$103	$62	$526.96
Total Montly Bill	$1,313	$520	$533	$855	$544	$3,765.37

SCHEDULE B

Monitoring equipment used by WORKNET to provide services to CityNet

Located at the WORKNET Data Center in Naperville, Illinois “NOC Equipment”		Serial Number

1)	Compaq Proliant Server with 3 hard drives	R216FRW10002

2)	Cisco 2600 Router	JAB040584EB

3)	Acterna modem (qty 2)	N/A

Located at CityNet location in New Mexico

1)	Acterna RTU	721

2)	Cisco 2501 Router	250136129

3)	APCC Smartups	AS0211212306

4)	Adtran TSU	N/A

5)	Acterna modem	N/A

Located at CityNet location in Indianapolis

1)	Acterna RTU	790

2)	Cisco 2501 Router	250985870

3)	Adtran TSU	N/A

4)	Acterna modem	N/A

SCHEDULE C

Software Licenses for services provided by WORKNET to CityNet

Licensing Agreements

1)	Veritas Netbackup Data Center Agents Version 4.5
File System Agent
Open File System Agent

2)	Acterna Atlas Server Licensing Version 3.04
Server access license
Client access license
Web access license

3)	Microsoft Windows 2000 Server License

4)	Symantec PC Anywhere Version 10.5